SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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  ❒     Definitive Additional Materials                                                                                                  by Rule 14a-6(e)(2))
  ❒     Soliciting Material Pursuant to Rule 14a-12

BLONDER TONGUE LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BLONDER TONGUE LABORATORIES, INC.

One Jake Brown Road

Old Bridge, New Jersey 08857

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2013

To Our Stockholders:

The 2013 Annual Meeting of Stockholders of Blonder Tongue Laboratories, Inc. (“Blonder” or “we”) will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey, on May 23, 2013, beginning at 10:00 a.m., local time, for the following purposes:

1.
To elect as the Directors constituting Class III of the Board of Directors the two nominees named in the attached Proxy Statement to serve until the 2016 Annual Meeting of Stockholders and until qualified successor directors have been elected or until their resignation or removal;

2.	To conduct an advisory vote on our executive compensation;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

4.	To ratify the appointment of Marcum LLP, certified public accountants, as our independent registered public accounting firm for the year ending December 31, 2013;

5.
To transact any other business as may properly come before the meeting or any adjournments thereof.  In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the Annual Meeting or any adjournments thereof.

Please read the attached Proxy Statement for further information regarding each proposal to be made.  A proxy, if properly executed and received in time for the voting, will be voted in the manner directed on the proxy.  If no direction is made, the proxy will be voted FOR all proposals on the proxy card, except proposal 3 for which the proxy will be voted in favor of conducting advisory votes on executive compensation every THREE years.

Our Board of Directors has fixed the close of business on March 28, 2013 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.  Only stockholders of record at the close of business on March 28, 2013 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Stockholders as of the record date of March 28, 2013 are cordially invited to attend the meeting.  Attendance at the meeting will be limited to stockholders as of the record date or their authorized representatives and our guests.  Regardless of whether you plan to attend, please complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and therefore you should complete and return each proxy if you wish to vote all of your shares that are eligible to be voted at the meeting.

By Order of the Board of Directors

Robert J. Pallé, Jr., President, Chief Operating Officer and Secretary
April 23, 2013

 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 23, 2013
The proxy statement and annual report to stockholders are available at:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07796

PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  IF YOU ATTEND THE MEETING AND DESIRE TO VOTE IN PERSON AT THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY REVOKING YOUR PROXY.

TABLE OF CONTENTS

GENERALINFORMATION	1

Voting and Proxies	1
Revocation of a Proxy	2
Voting on Other Matters	2
Costs of Proxy Solicitation	2
Voting Securities	2

PROPOSAL NO. 1 - ELECTION OF DIRECTORS	2

DIRECTORS AND EXECUTIVE OFFICERS	3

Nominees and Continuing Directors	3
Other Executive Officers	5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

CORPORATE GOVERNANCE AND BOARD MATTERS	7

Board Leadership Structure and Risk Oversight	7
Director Independence	8
Meetings of the Board of Directors; Committees	8
Audit Committee Report	11
Board Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings	11
Directors’ Compensation	12

EXECUTIVE COMPENSATION	13

Summary of Compensation Objectives and 2012 Compensation	13
Summary Executive Compensation	16
Summary Compensation Table	16
Outstanding Equity AwardsTable	19

PROPOSAL NO. 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION	19

PROPOSAL NO. 3 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	20

PROPOSAL NO. 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

Audit and Other Fees Paid to Independent Registered Public Accounting Firm	21
Pre-Approval Policy for Services by Independent Registered Public Accounting Firm	22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	23

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24

STOCKHOLDER PROPOSALS	24

Director Nominations at the Annual Meeting	24
Stockholder Proposals for Inclusion in 2014 Proxy Statement	24
Stockholder Proposals for Presentation at the 2014 Annual Meeting	24

ANNUAL REPORT ON FORM 10-K	25

i

BLONDER TONGUE LABORATORIES, INC.
One Jake Brown Road
Old Bridge, New Jersey 08857

PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 23, 2013

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Blonder Tongue Laboratories, Inc., a Delaware corporation (“Blonder” or “we”), in connection with the solicitation of proxies by our Board of Directors for our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or adjournments thereof.

Stockholders as of the record date of March 28, 2013 are invited to attend the Annual Meeting on May 23, 2013, at 10:00 a.m., local time.  The meeting will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey. You may obtain directions to attend the Annual Meeting in person from our website at www.blondertongue.com/about/directions.aspx.

The mailing address of our principal executive office is One Jake Brown Road, Old Bridge, New Jersey 08857.  Our telephone number is (732) 679-4000.  This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about April 23, 2013, together with the Annual Report on Form 10-K for the year ended December 31, 2012.

Voting and Proxies

You can vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. When a proxy is returned properly, the shares represented by the proxy will be voted in accordance with your instructions.

You may also attend the Annual Meeting in person and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring a legal proxy from the record holder of your shares indicating that you were the beneficial owner of the shares on March 28, 2013, the record date for voting, and that you have a right to vote your shares.

Regarding the election of Class III Directors to serve until the 2016 Annual Meeting of Stockholders (proposal 1), stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees.  Regarding the advisory vote on the frequency of future advisory votes on executive compensation (proposal 3), stockholders will be able to specify one of four choices: one year, two years, three years or abstain from voting.  With respect to any other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting.  You should specify your choices on the enclosed form of proxy.  If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy card will be voted (i) FOR the election of all nominees; (ii) FOR the advisory vote on our executive compensation; (iii) in favor of conducting future advisory votes on executive compensation every THREE years; and (iv) FOR ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Directors will be elected by a plurality of the votes cast by the holders of the shares of our common stock, $.001 par value per share (“Common Stock”), voting in person or by proxy at the Annual Meeting.  Votes withheld from one or more directors will have the same effect as abstentions and will have no effect on the vote for election of Directors.  With regard to the advisory vote on the frequency of future advisory votes on executive compensation (proposal 3), the selection that receives a plurality of affirmative votes will be considered the preference of the stockholders.  Approval of any other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of our Common Stock having voting power present in person or by proxy at the Annual Meeting.  Abstentions are deemed present for quorum purposes and entitled to vote and, therefore, will have the effect of a vote against any matter other than the election of Directors and the advisory vote on the frequency of future advisory votes on executive compensation.  Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not provided voting instructions and the broker does not have discretionary authority to vote shares on the matter.  Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), will not be included in vote totals and will have no effect on the outcome of any matters to be voted upon at the Annual Meeting.

Revocation of a Proxy

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised, by (i) filing written notice with our Secretary before the Annual Meeting, (ii) signing and delivering a later dated proxy to our Secretary before the Annual Meeting (each to the mailing address of our executive offices), or (iii) voting in person at the Annual Meeting if you are a record holder.  Your attendance at the Annual Meeting will not, without taking one of actions described in the immediately preceding sentence, constitute revocation of a proxy.  If your shares are held in the name of a broker, bank or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

Voting on Other Matters

We know of no other business to be transacted at the Annual Meeting other than the election of Class III Directors and the other proposal described in the attached Notice of Annual Meeting of Stockholders.  If any other matters do arise and are properly presented, the persons named in the proxy will have the discretion to vote on those matters for you according to their best judgment and with the instructions of the Board of Directors.

Costs of Proxy Solicitation

We will pay the expenses associated with this solicitation of proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement.  We will solicit proxies by use of the mails, through brokers and banking institutions, and by our officers and regular employees.  We may also solicit proxies by personal interview, mail, telephone or facsimile transmission.

Voting Securities

Only owners of record of our Common Stock at the close of business on March 28, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Each owner of record on the Record Date is entitled to one vote for each share of our Common Stock so held.  There is no cumulative voting.  On the Record Date, there were 6,215,706 shares of Common Stock issued, outstanding and entitled to vote.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our Certificate of Incorporation, as amended, provides that our Board shall consist of between five and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible.  The size of the Board has currently been set at seven directors.  Class I is comprised of three directors and Classes II and III are each comprised of two directors.  The term of the current Class III Directors expires at the 2013 Annual Meeting, the term of the current Class I Directors expires at the 2014 Annual Meeting and the term of the current Class II Directors expires at the 2015 Annual Meeting.  The successors to each class of Directors whose terms expire at an Annual Meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

The Directors whose terms will expire at the 2013 Annual Meeting of Stockholders are Charles E. Dietz  and James F. Williams, each of whom has been recommended for nomination by our Nominating Committee and nominated by our Board to stand for re-election as a Director at the 2013 Annual Meeting of Stockholders, to hold office until the 2016 Annual Meeting of Stockholders and until a qualified successor Director has been elected or until he resigns or is removed.  Messrs. Dietz and Williams have each consented to serve for the new terms, if elected.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote FOR Charles E. Dietz and James F. Williams as Class III Directors to hold office until the 2016 Annual Meeting of Stockholders and until qualified successor Directors have been elected or until their resignation or removal.  Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxy a contrary choice.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and certain information about each of the nominees for election as Director and our continuing Directors:

Name	Age	Director Since
Nominees for a three-year term expiring in 2016 (Class III Directors):
Charles E. Dietz(1)	65	2011
James F. Williams	55	1993
Directors not standing for election this year whose terms expire in 2014 (Class I Directors):
Anthony J. Bruno(2)(3)	72	2008
James A. Luksch	82	1988
Steven L. Shea(4)(5)	54	2009
Directors not standing for election this year whose terms expire in 2015 (Class II Directors):
Robert J. Pallé, Jr.	67	1993
Gary P. Scharmett(6)	57	1997

(1)           Since January, 2012, a member of the Audit and Compensation Committees of the Board of Directors.
(2)           Since February, 2008, a member of the Audit Committee of the Board of Directors.
(3)           Since May, 2008, a member of the Nominating and Compensation Committees of the Board of Directors.
(4)           Since September, 2009, a member of the Audit and Compensation Committees of the Board of Directors.
(5)           Since February, 2010, a member of the Nominating Committee of the Board of Directors.
(6)           Since February, 2004, a member of the Nominating Committee of the Board of Directors.

Set forth below is a brief summary of the recent business experience and background of each nominee for election as a Director, continuing Director and executive officer.  The Board of Directors believes that each nominee, and each continuing Director, possesses the qualities and experience that Directors should possess as such criteria for Board membership is described below in the section entitled “Meetings of the Board of Directors; Committees – Nominating Committee.”  Also included below is information about each Director’s specific experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a Director of Blonder at the time of filing this Proxy Statement.  As reflected, the Nominating Committee seeks out, and the Board is comprised of, individuals with diverse professional backgrounds, experiences and skills.

Anthony J. Bruno has been one of our Directors since February 1, 2008.  Since 2007, Mr. Bruno has been a financial consultant providing corporate acquisition advisory services to various companies located in the United States.  Prior to 2007, Mr. Bruno was the Vice-President of Finance for 18 years for Besam Entrance Solutions, the United States subsidiary of ASSA ABLOY Entrance Systems, a Swedish Company, managing all aspects of its financial activities in North America. Mr. Bruno also previously served as Blonder’s Vice President of Finance from 1981 to 1989.

The Board concluded that Mr. Bruno should serve as a Director due to his significant executive management experience with a large, multi-national corporation and his expertise in finance and auditing matters, including financial reporting and corporate acquisitions.

Charles E. Dietz has been one of our Directors since September 2011.  Since 2008, Mr. Dietz has been an independent cable industry consultant to various clients within the cable industry.  Prior to 2008, Mr. Dietz was Senior Vice President of Engineering for 12 years at Insight Communications, a multiple systems operator, and from 2001 to 2008 served as Insight Communications’ Chief Technical Officer.  Mr. Dietz was responsible for all technical aspects of Insight Communications’ operations, including technology development and implementation, system construction and maintenance, purchasing, and technical regulatory compliance.  Mr. Dietz has been a member of the Society of Cable Telecommunications Engineers since 1978, and a member of Cable TV Pioneers since 2010.

The Board concluded that Mr. Dietz should serve as a Director due to his extensive industry knowledge and executive and technical experience in the cable television and communications industry, including the analysis, evaluation, purchase, use and deployment of products, equipment and technology substantially similar to Blonder’s.  Accordingly, Mr. Dietz brings valuable insight to our customer and vendor relationships and strong relationships with the cable industry to the Board.

James A. Luksch has been one of our Directors and our Chief Executive Officer since November, 1988.  He has been the Chairman of our Board since November, 1994.  Mr. Luksch also served as our President from November, 1988 until May, 2003.  In November, 2008 Mr. Luksch and his spouse filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.  See “Certain Relationships and Related Transactions” below for additional details regarding this bankruptcy. Mr. Luksch is the father of Emily Nikoo, our Executive Vice President, and the father-in-law of Nezam Nikoo, one of our Vice Presidents.

The Board concluded that Mr. Luksch should serve as a Director due to his forty-plus years of leadership and experience in the cable television and technology industry and his in-depth knowledge and understanding of our business, operations and strategies, as well as bringing an important historical perspective of our company to the Board’s deliberations.

Robert J. Pallé, Jr. has been one of our Directors since September, 1993, our President since May, 2003 and our Chief Operating Officer and Secretary since April, 1989.  He also served as our Executive Vice President from April, 1989 until May, 2003 and as our Interim Treasurer from March through April, 2001.

The Board concluded that Mr. Pallé should serve as a Director due to his extensive business and management experience with us in various senior management positions and his in-depth knowledge of our products, lines of business, long-term strategies, challenges and opportunities.  Mr. Pallé brings a broad perspective to the Board’s deliberations due to his position as one of our top leaders.

Gary P. Scharmett has been one of our Directors since December, 1997.  Since January, 1989, Mr. Scharmett has been a partner in the law firm of Stradley, Ronon, Stevens & Young, LLP, our outside counsel, and served on the Board of Directors of that firm from January, 2001 until December, 2003.  He presently serves as the Co-Chair of that firm’s Finance & Restructuring Practice Group.  Mr. Scharmett is also currently a Vice President and a member of the Board of Directors of The Association of Commercial Finance Attorneys, Inc., and a Director of the Philadelphia Chapter of the Turnaround Management Association.

The Board concluded that Mr. Scharmett should serve as a Director due to the important experience, judgment and perspective he brings to the Board based upon his thirty-plus years of experience as a corporate attorney representing a diverse range of companies on complex matters, including financing, regulatory and corporate governance matters.  In addition, having served as our principal legal advisor since 1989, Mr. Scharmett has a unique understanding of our business and the industry in which we operate and compete.

Steven L. Shea has been one of our Directors since September, 2009.  Mr. Shea has more than twenty-five years of investment banking experience.  Since January, 2011, he has served as President of Hardesty Capital Management, LLC (an SEC registered investment advisor) and Hardesty Capital Corporation, which provide investment advisory services to corporations, institutions and individuals.  Prior thereto, Mr. Shea was an Executive Vice President of Ferris, Baker Watts, Inc. (“Ferris Baker”), from 1999 until the sale of such firm in 2008. Mr. Shea also served as the Executive Director of the Capital Markets Division of Ferris Baker and was a member of their Board of Directors and Executive and Strategic Alternative Committees of the Board of Directors. Prior to his position at Ferris Baker, Mr. Shea was a Vice President with Mercantile Safe Deposit and Trust Company from 1989 to 1993, and was a Vice President at Maryland National Bank from 1981 to 1989.

The Board concluded that Mr. Shea should serve as a Director due to his extensive financial, merchant banking, capital markets and executive management experience gained as an investment banker, including his knowledge of growth strategies, acquisition analysis and shareholder relations.  He also has an in-depth familiarity with the technology and manufacturing sectors, along with experience as a Director of other corporations.

James F. Williams has been one of our Directors since September, 1993.  He has served as the Vice-President and a Director of Ontario Specialty Contracting, Inc., a demolition and environmental contracting company, since June, 1999.  Since July, 2007, Mr. Williams has served as a director, managing member and vice president of Buffalo City Center Leasing, LLC, which, until February 2011 was a lessor of electronic route tracking equipment to the trucking industry.  See “Certain Relationships and Related Transactions” below for additional details regarding Buffalo City.

The Board concluded that Mr. Williams should serve as a Director due to his strong experience in strategic planning, leadership, finance and executive management with various organizations.  As a Director for over eighteen years, Mr. Williams also provides perspective, institutional knowledge and a deep understanding of our business.

Other Executive Officers

Emily M. Nikoo, 47, has been our Executive Vice President since May, 2011 and was Senior Vice President – Operations from February, 2007 to May, 2011.  Ms. Nikoo served as Vice President - Marketing and Technical Services from February, 2004 to February, 2007.  She was hired by us in March, 1995 as a product manager and has held several supervisory and management positions.  From 1994 until 1995, Ms. Nikoo was the Vice President of Electronic Systems Advanced Technology, and from 1987 to 1994 she worked as an electrical engineering and project manager for Lockheed Martin Corporation in its space systems business segment.  Ms. Nikoo is the spouse of Nezam Nikoo, one of our Vice Presidents, and the daughter of James A. Luksch, our Chief Executive Officer and one of our Directors.

Eric S. Skolnik, 48, has been a Senior Vice President since May, 2003 and our Chief Financial Officer, Treasurer and Assistant Secretary since May, 2001.  Mr. Skolnik served as our Interim Chief Financial Officer from January, 2001 through April, 2001.  He was our Corporate Controller from May, 2000 through January, 2001.  From 1994 until May, 2000, Mr. Skolnik worked as a certified public accountant with BDO Seidman, LLP.

Allen Horvath, 61, has been our Vice President - Manufacturing since May, 2003 and is responsible for our manufacturing activities.  Mr. Horvath served as our Manufacturing Manager from 1998 until May, 2003.  Since 1976, Mr. Horvath has served us in various management positions in the areas of production testing, engineering, quality control and manufacturing.

Nezam Nikoo, 49, has been our Vice President–Digital Technologies since February, 2009.  Mr. Nikoo served as our Chief Digital Engineer from July, 2000 until February, 2009 and as our Senior Design Engineer from 1995 until 2008.  From 1988 to 1995, Mr. Nikoo held several positions at Lockheed Martin Corporation, including his final position as Lead Electrical Design Engineer integrating space shuttle payload experiments.  Mr. Nikoo is the spouse of Emily Nikoo, our Executive Vice President, and the son-in-law of James A. Luksch, our Chief Executive Officer and one of our Directors.

Jeffrey Smith, 49, has been our Vice President - Sales since May, 2011.  Mr. Smith served as our Vice President - North American Sales from October 2007 through May 2011, as our National Director of Sales from December 2006 through October 2007, and as our Director of South Central Regional Sales from January 2006 through December 2006.  From February 2002 through May 2005, Mr. Smith worked as Director of Commercial Installations at Dish Network®.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 28, 2013 by (i) each person who is known by us to beneficially own more than five percent of our Common Stock, (ii) each of our Directors, including nominee Directors, (iii) each of our executive officers named in the Summary Compensation Table below, and (iv) all our executive officers and Directors as a group.  Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares that they  beneficially own, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class Beneficially Owned
James A. Luksch	788,197	(3)	12.39%
Robert J. Pallé, Jr.	1,495,082	(4)	23.55%
Emily M. Nikoo	177,690	(5)	2.78%
Anthony J. Bruno	76,167	(6)	1.21%
Charles E. Dietz	32,500	(7)	*
Gary P. Scharmett	158,600	(8)	2.52%
Steven L. Shea	91,440	(9)	1.46%
James F. Williams	137,500	(10)	2.18%
Peter J. Abrahamson 24156 N. Coventry Lane Lake Barrington, IL 60010-7334	607,500	(11)	9.8%
All Directors and executive officers as a group (12 persons)	3,171,761		44.33%

*     Less than 1%

(1)
Beneficial ownership as of March 28, 2013 for each person listed includes shares subject to options held by such person which are exercisable within 60 days after such date.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below.  This table contains information furnished to us by the respective stockholders or contained in filings made with the SEC.  Certain of our executive officers and Directors may, from time to time, hold some or all of their Common Stock in brokerage accounts having outstanding margin loan balances secured by the Common Stock and the other investment securities held in such brokerage accounts.

(2)	Unless otherwise indicated, the address for each beneficial owner is c/o Blonder Tongue Laboratories, Inc., One Jake Brown Road, Old Bridge, NJ 08857.
(3)
Includes 294 shares of Common Stock held of record by Mr. Luksch’s spouse, as to which Mr. Luksch expressly disclaims beneficial ownership, and 145,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 28, 2013.  374,034 and 199,000, respectively, of the shares of Common Stock owned by Mr. Luksch are pledged as collateral to secure loans to Mr. Luksch from two separate banks.

(4)
Includes 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. Pallé and his spouse are the sole members, 125,000 shares of Common Stock underlying options granted by us to Mr. Pallé which are exercisable within 60 days after March 28, 2013, and 8,334 shares of Common Stock underlying options granted by us to Mr. Pallé’s spouse, who holds a non-officer position with Blonder, which are exercisable within 60 days after March 28, 2013.

(5)
Includes 10,188 shares of Common Stock owned jointly by Ms. Nikoo and her spouse, who is one of our Vice Presidents, 110,001 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 28, 2013, and 57,501 shares of Common Stock underlying options granted by us to Ms. Nikoo’s spouse.

(6)	Includes 54,167 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 28, 2013.
(7)	Includes 12,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 28, 2013.
(8)	Includes 90,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 28, 2013.
(9)	Includes 32,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 28, 2013.
(10)	Includes 90,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 28, 2013.
(11)	Based on a Schedule 13G/A filed by Peter J. Abrahamson with the SEC on January 25, 2013.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Risk Oversight

The Board believes that our Chief Executive Officer, Mr. Luksch, is best situated to serve as Chairman of the Board at this time because he is the Director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board currently believes that having Mr. Luksch serve the combined role of Chairman and Chief Executive Officer promotes strategy development and its execution, and facilitates information flow between management and the Board, which are essential to effective governance.  We do not currently have a lead independent director.  The Board believes that the appointment of a lead independent director is not presently necessary due to Blonder’s size and the active role of the independent Directors in Board and Committee matters.  Moreover, in addition to the oversight and feedback provided by the independent Directors during the course of our Board of Directors meetings, our independent Directors have regular executive sessions, following which one or more of such independent directors determined by consensus will act as a liaison between the independent Directors and the Chairman of the Board regarding any specific feedback or issues.  The Nominating Committee will evaluate alternative governance policies and procedures, such as having a lead independent director and separating the roles of Chief Executive Officer and Chairman of the Board, from time to time as deemed necessary.

The Board believes that establishing the right “tone at the top” and that full and open communication between management and the Board of Directors are essential for effective risk management and oversight. At each regular Board meeting, the Board receives reports from members of senior management on areas of material risk to Blonder, including operational, financial, strategic and performance risks. The full Board receives these reports from the appropriate "risk owner" within the organization to facilitate our risk identification, risk management and risk mitigation strategies.  This enables the Board to coordinate risk oversight, particularly with respect to risk interrelationships across corporate disciplines.

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation, insider trading, antitrust, and employment discrimination, whistle blowing and conflicts of interest faced by employees, officers and directors.  The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and programs.  The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, and succession planning for our Directors and senior executive officers.

Director Independence

The Board of Directors has considered the independence of our Directors pursuant to Section 803A of the Rules of NYSE MKT.  Based on this consideration, our Board has determined that Anthony J. Bruno, Charles E. Dietz, Steven L. Shea and Gary P. Scharmett, all current Directors, are independent pursuant to Section 803A.  Accordingly, the Board consists of a majority of independent Directors.

Meetings of the Board of Directors; Committees

The Board of Directors has three standing committees: the Compensation Committee, the Nominating Committee and the Audit Committee.  During the year ended December 31, 2012, the Board of Directors held nine meetings, the Compensation Committee held four meetings, the Nominating Committee held two meetings, and the Audit Committee held five meetings.  Each member of the Board of Directors attended (either in person or via teleconference) at least 75% of the aggregate of the total number of Board meetings and Committee meetings held during the period he served as a director and/or committee member.

Compensation Committee.  The Compensation Committee is currently comprised of Steven L. Shea, Charles E. Dietz, and Anthony J. Bruno, each of whom is a non-employee Director.  Mr. Shea is the Chairman of the Compensation Committee.  On January 31, 2012, Mr. Dietz was appointed as a member of the Compensation Committee.  Each of the members of the Compensation Committee who served during the 2012 fiscal year was independent, as independence for compensation committee members is defined by NYSE MKT.

The Compensation Committee currently does not have a formal charter. The Compensation Committee determines compensation for our executive officers and administers our stock incentive plans, other than the Amended and Restated 1996 Director Option Plan, as amended, and the 2005 Director Equity Incentive Plan, as amended, both of which are administered by the Board.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	evaluate the performance of the Chief Executive Officer and the President;
•	review and approve the base salary (subject to Board approval), bonus, incentive compensation and any other compensation for the Chief Executive Officer and the President;
•	review the Chief Executive Officer’s recommendations for the compensation of the other executive officers, make appropriate adjustments and approve;
•	monitor our cash bonus and equity-based compensation plans and discharge the duties imposed on the Compensation Committee by the terms of those plans; and
•	perform other functions or duties deemed appropriate by the Board.

Compensation decisions for the Chief Executive Officer, President and all other executive officers are reviewed and approved by the Compensation Committee, subject to ratification by the Board of Directors of the base salary for the Chief Executive Officer and the President.  The Compensation Committee relies upon the Chief Executive Officer to assist the Compensation Committee in performing its duties with regard to all other executive officers.  The Compensation Committee does not delegate any of its authority to other persons.  While the Compensation Committee has not retained a compensation consultant, in determining the base salary for our executive officers, the Compensation Committee obtains, from time to time, salary survey information from companies such as Watson Wyatt Data Services.  In addition, during 2009, at the request of the Compensation Committee, one of our non-executive employees prepared an Officer Salary Survey, which included competitive salary data from a wide range of companies.

With regard to the compensation of the Chief Executive Officer and the President, Messrs. Luksch and Pallé, respectively, the Compensation Committee reviews their individual performance, the relevant compensation information from salary surveys, summary information and comments from peer review questionnaires and written comments received from members of the Board regarding their performance.  The Chief Executive Officer also provides the Compensation Committee with a summary review of the President’s performance.  Based upon its review of all of the foregoing information, the Compensation Committee determines the form and amount of compensation for each of Messrs. Luksch and Pallé, subject to Board approval of their base salaries.  The base salary of the Chief Executive Officer and the President is presently reviewed every year.

With regard to compensation for the other executive officers, the Compensation Committee reviews the Chief Executive Officer’s written summary review of the executive officers’ performance and periodically this information is supplemented by summary information and comments from peer review questionnaires.  The most recent year in which peer review questionnaires were reviewed by the Compensation Committee was 2010.  The Chief Executive Officer also provides a recommendation as to the appropriate form and amount of compensation for each executive officer.  The Compensation Committee reviews and considers the recommendation of the Chief Executive Officer, makes adjustments as appropriate and approves them.  This review and adjustment procedure is performed annually for the other executive officers.

The Compensation Committee does not establish or recommend the amount or form of Director compensation.  These determinations are made and approved by the full Board of Directors.  Grants of stock option awards to non-employee Directors are generally made annually upon consideration and approval by the full Board of Directors with each non-employee Director abstaining from voting on an award to him.

Nominating Committee.  The Nominating Committee is currently comprised of Gary P. Scharmett, Anthony J. Bruno and Steven L. Shea, each of whom is a non-employee Director.  Mr. Scharmett is the Chairman of the Nominating Committee.  Each of the members of the Nominating Committee who served during the 2012 fiscal year was independent, as independence for nominating committee members is defined by NYSE MKT.

The Nominating Committee, among other things, considers and makes recommendations to the Board of Directors concerning the appropriate size of the Board and nominees to stand for election or fill vacancies on the Board, as well as the composition of our standing committees.  In particular, the Nominating Committee identifies, recruits, considers and recommends candidates to fill positions on the Board in accordance with its criteria for Board membership (as such criteria are generally described below).  In searching for qualified director candidates to nominate for election at an annual meeting of stockholders, the Nominating Committee will initially consider nominating the current Directors whose terms are expiring and will consider their past performance on the Board, along with the criteria for Board membership, in determining whether to nominate them for re-election.  In connection with nominations for elections at annual meetings or to fill vacancies in the Board, the Nominating Committee may solicit the current members of the Board to identify qualified candidates through their business and other organizational networks and may also retain director search firms as it determines necessary in its own discretion.  The Nominating Committee will then consider the potential pool of Director candidates derived from the foregoing process, select the top candidates to fill the number of openings based on their qualifications, the Board’s needs (including the need for independent directors) and the criteria for Board membership.  The Nominating Committee will then conduct a thorough investigation of the proposed candidates’ backgrounds to ensure there is no past history that would disqualify such candidates from serving as Directors.  Those candidates that are selected and pass the background investigation will be recommended to the full Board for nomination.

The criteria for a nominee to the Board include, among other things:

•	The highest personal and professional ethics, strength of character, integrity and values;

•
Experience as a senior manager, chief operating officer or chief executive officer of a relatively complex organization or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise shall have obtained and excelled in a position of leadership;

•
Education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound, mature judgments on a macro and entrepreneurial basis on matters which relate to our current and long-term objectives;

•
Competence and willingness to learn our business, and the breadth of viewpoint and experience necessary for an understanding of the diverse and sometimes conflicting interests of stockholders and other constituencies;

•
The nominee should be of such an age at the time of election to assure a minimum of three years of service as a director, and should be free and willing to attend regularly scheduled meetings of our Board of Directors and its committees over a sustained period and otherwise be able to contribute a reasonable amount of time to our company affairs;

•	The stature and capability to represent us before the public, stockholders, and other various individuals and groups that affect us; and

•	Willingness to appraise objectively the performance of management in the interest of the stockholders and question management’s assumptions when inquiry is appropriate.

The Nominating Committee does not have a formal policy with respect to diversity.  However, in order to enhance the overall quality of the Board’s deliberations and decisions, the Nominating Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Nominating Committee does not have a formal charter, but our Board has adopted guidelines addressing the purpose and responsibilities of the Nominating Committee in connection with its formation.  The guidelines include procedures for recruiting, considering and recommending nominees to our Board and criteria for Board membership.  Although the Nominating Committee will not consider any director candidates recommended by stockholders, our Board believes this is appropriate as our certificate of incorporation and bylaws permit stockholders to directly nominate persons for election as Directors by following the procedures set forth therein.

Audit Committee.  We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) under the Securities Exchange Act of 1934, as amended.  The Audit Committee is currently comprised of Anthony J. Bruno, Charles E. Dietz and Steven L. Shea, each of whom is a non-employee Director.  Mr. Dietz was appointed as a member of the Audit Committee on January 31, 2012 to fill the vacancy created by the death of Robert B. Mayer, a non-employee Director who served on the Audit Committee until his death on April 1, 2011.  Mr. Bruno is the Chairman of the Audit Committee.  As permitted by Section 801(h) of the Rules of the NYSE MKT related to smaller reporting companies, from April 1, 2011 until January 31, 2012, the Audit Committee consisted of only two members.  Since January 31, 2012, the Audit Committee has been comprised of three members.  The Audit Committee, among other things:

•	oversees our accounting and financial reporting process and audits of our financial statements;

•	selects, retains or terminates our independent registered public accounting firm;

•	reviews the plans and results of the audit engagement with the independent registered public accounting firm;

•
discusses with the independent registered public accounting firm all necessary accounting policies and practices to be used and alternative treatments of financial information discussed with management;

•	oversees the work of the independent registered public accounting firm;

•	evaluates and pre-approves audit and non-audit services provided by the independent registered public accounting firm;

•	reviews the independence of the independent registered public accounting firm;

•	assures the regular rotation of the audit partners;

•	considers the range of audit and non-audit fees and determines the compensation of the independent registered public accounting firm;

•	reviews financial and earnings information released to the public, analysts and other third parties; and

•	reviews the adequacy of our internal accounting controls.

Each of the members of the Audit Committee who served during the 2012 fiscal year was independent, as “independence” for Audit Committee members is defined by NYSE MKT.  Our Board of Directors has determined that a member of the Audit Committee, Anthony J. Bruno, qualifies as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).  As noted above, Mr. Bruno is considered independent under the Rules of NYSE MKT.  The Board of Directors adopted a written charter for the Audit Committee in June, 2000, which was amended by the Board of Directors in March, 2003, March, 2004, November, 2009 and March, 2013.  The Audit Committee reviews and reassesses the charter for adequacy on an annual basis, most recently in March, 2013.  A copy of the Audit Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Audit Committee Charter” caption.

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with Blonder’s independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
received the written disclosures and the letter from Blonder’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with Blonder’s independent registered public accounting firm their independence from Blonder and its management.

Management is responsible for the preparation, presentation and integrity of Blonder’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Blonder’s independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.  The Audit Committee has relied, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm that the financial statements have been prepared in conformity with United States generally accepted accounting principles.

Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Blonder’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Audit Committee

Anthony J. Bruno, Chairman
Charles E. Dietz
Steven L. Shea

Board Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings

Our Board of Directors maintains a process for stockholders to communicate with the Board of Directors.  A stockholder wishing to communicate with our Board of Directors, or any individual member(s) of the Board of Directors, can send a written communication to the attention of the Board of Directors (or specific individual Director(s), if applicable) at the following address:  c/o Corporate Secretary, One Jake Brown Road, Old Bridge, New Jersey 08857.  Any such communication must state the number of shares beneficially owned by the stockholder making the communication.  Our Corporate Secretary will forward such communication to the full Board of Directors or to any individual Director or Directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case our Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

While we do not have a formal written policy regarding Board member attendance at our Annual Meeting, we actively encourage our Directors to attend the Annual Meeting of Stockholders.  All Directors attended our 2012 Annual Meeting of Stockholders.

Directors’ Compensation

2012 DIRECTOR COMPENSATION

The following table discloses the actual compensation paid to or earned by each of our Directors who is not also a named executive officer in fiscal year 2012:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation($)	Total ($)
James F. Williams	31,000	7,200	(2)(3)	-	38,200
Anthony J. Bruno	35,300	7,200	(2)(4)	-	42,500
Gary P. Scharmett	32,600	7,200	(2)(3)	-	39,800
Steven L. Shea	35,600	7,200	(2)(5)	-	42,800
Charles E. Dietz	35,000	9,000	(2)(6)	-	44,000
_______________
(1)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 1(o) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
Each non-employee Director (except for Mr. Dietz) as of May 17, 2012 was granted an option to purchase 10,000 shares of Common Stock on such date under the 2005 Director Equity Incentive Plan, as amended. Mr. Dietz was granted an option to purchase 12,500 shares of Common Stock on such date under the 2005 Director Equity Incentive Plan, as amended.

(3)	As of December 31, 2012, Messrs. Williams and Scharmett each held options to purchase 90,000 shares of Common Stock.
(4)	As of December 31, 2012, Mr. Bruno held options to purchase 54,167 shares of Common Stock.
(5)	As of December 31, 2012, Mr. Shea held options to purchase 32,500 shares of Common Stock.
(6)	As of December 31, 2012, Mr. Dietz held options to purchase 12,500 shares of Common Stock.

Director Compensation Arrangements.

We pay each of our non-employee Directors an annual retainer, payable quarterly.  Since 1998 the amount of retainer had been $15,000 per year.  Effective as of January 1, 2012, the retainer was increased to $25,000 per year.  We also pay each non-employee Director a fee of $1,000 for each Board meeting attended in person ($500 if attendance was telephonic) and a fee of $600 for each committee meeting attended in person ($300 if attendance was telephonic or if attending on the same date as a Board meeting).  We reimburse each Director for certain travel, lodging and related expenses incurred in connection with attendance at Board and committee meetings.  From time to time, in the sole discretion of the Board, we grant equity awards to our non-employee Directors.  During calendar year 2012, we did not pay Messrs. Luksch or Pallé any separate compensation for serving on the Board of Directors or any committees thereof.

Director Benefit Plans.

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Director Equity Incentive Plan (the “Director Plan”).  In May 2010, our stockholders approved an amendment of the Director Plan to increase the total number of shares subject to issuance under the plan from 200,000 shares to 400,000 shares.

The Director Plan is administered by our Board of Directors.  Under the Director Plan, Directors who are not currently employed by us or by any of our subsidiaries and who have not been so employed within the past six months, are eligible to receive equity-based awards from time to time as determined by our Board.  A maximum of 400,000 shares may be awarded under the Director Plan, and any shares subject to an award which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award.  Under the Director Plan, eligible Directors may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”) or stock awards at no cost to the Director (“Stock Awards”), which may be either restricted stock or unrestricted stock.  Each grant of a Stock Option, SAR or Stock Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Board of Directors, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant.  The Director Plan expires on February 1, 2015.

On May 17, 2012, each of our non-employee Directors who was a Director on such date (other than Mr. Dietz) was granted an option under the Director Plan to purchase 10,000 shares of our Common Stock. Mr. Dietz was granted an option under the Director Plan to purchase 12,500 shares of our Common Stock as of the same date.   The exercise price for these options is $1.05 per share (the fair market value on the date of grant).  The fair market value of our Common Stock is calculated by taking the average of the high and low selling prices as reported on NYSE MKT.  These options vest on May 17, 2013 and expire on May 17, 2022.

Each non-employee Director who continues to hold such position as of the second business day following the release of our earnings for the first quarter of the 2013 fiscal year will be granted an option under the Director Plan to purchase 10,000 shares of our Common Stock.  The exercise price of these options will be the fair market value on the date of grant, calculated by taking the average of the high and low selling prices on such date as reported on NYSE MKT.  These options will vest on the first anniversary of the grant date and will expire on the 10th anniversary of the grant date.

EXECUTIVE COMPENSATION

Summary of Compensation Objectives and 2012 Compensation

Our Compensation Committee is responsible for evaluating and approving compensation for our executive officers.  The individuals who served in 2012 as Chief Executive Officer and President, along with the other individual (our Executive Vice President) included in the Summary Compensation Table on page 16, are referred to as the "named executive officers."  This section discusses our compensation objectives and provides an overview of the application of these objectives with regard to the compensation paid to our named executive officers in 2012.

The primary objective of our executive compensation program is to assist us in attracting, retaining and motivating talented executives to execute our business strategy and maximize short-term and long-term profits and stockholder value.  We seek to achieve these objectives by:

•	providing direct compensation and rewards programs that are externally competitive to attract and retain the talent needed;

•	rewarding performance of executives who contribute to strategic and operational goals; and

•	providing compensation that aligns with long-term business objectives and stockholders’ interests.

The key elements of our executive officer compensation program are:

•	base salary;

•	annual incentive compensation in the form of cash bonuses; and

•	long-term incentive compensation.

The Compensation Committee considers various factors when making compensation decisions with regard to the named executive officers, including external market forces, individual circumstances and performance.  A description of these factors and the procedures followed by the Compensation Committee in determining executive compensation are set forth above under “Meetings of the Board of Directors; Committees – Compensation Committee,” including a description of the use of salary survey information and the use of performance reviews to assess the executive’s performance.

Base Salary.  Base salaries are intended to provide a level of cash compensation that is externally competitive in relation to the responsibilities of the executive’s position, with adjustments reflective of recent performance.  Individual salaries for executive officers are generally reviewed annually by the Compensation Committee in accordance with the procedures described in the preceding paragraph, including their respective performance review and from time to time relevant information from salary surveys. The performance evaluation focuses on the executive’s performance during the past year of the responsibilities of his position, the executive’s improvement in areas where any deficiencies may have been noted in the past, and the executive’s achievement of any specific goals and objectives which may have been established for him, including achievement of budget objectives.  Our overall profit for the fiscal year, the executive’s individual contribution to that profit, and general economic and industry conditions are also considered. This assessment of individual performance contributions is, however, subjective and not conditioned upon the achievement of any specific, pre-determined performance targets.  In March, 2012, based on the foregoing analysis, including our overall general performance and the performance of the executives, the following annual adjustments to base salaries for the named executive officers were approved effective January 1, 2012:

Name	2011 Salary	Adjustment		2012 Salary
James Luksch	$410,550	$8,457	(2%)	$419,007
Robert Pallé, Jr.	$321,300	$6,715	(2%)	$328,015
Emily Nikoo	$171,000	$3,977	(2%)	$174,977

Over the last five completed fiscal years, the salaries of Messrs. Luksch and Pallé have increased at an average annual rate of less than 1%, while the salary of Ms. Nikoo has increased at an average annual rate of approximately 2%.  It has been and continues to be the philosophy of the Compensation Committee that opportunities for significant increases in annual compensation by our senior executives should generally be derived from performance based results that are aligned with the interests of the Company’s stockholders or in connection with significant changes in the scope and nature of the responsibilities assigned to a particular executive, as was the case with Ms. Nikoo in 2013, as disclosed in footnote 1 to the Summary Compensation Table below.  As such, annual adjustments for our senior executives have historically been modest (and have even remained flat from time to time), while opportunities to earn substantial bonus payments tied to the Company’s net profits have been regularly made available under the Executive Bonus Plan.

Bonus Plan.  We provide executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan (the “Executive Bonus Plan”).  These cash bonuses are intended to motivate and reward the achievement of short-term profit, which is a key element of the Compensation Committee’s overall compensation philosophy.  Cash bonus awards under the Executive Bonus Plan are paid to officers during a particular fiscal year based upon and relating to our financial performance during the prior fiscal year.  During the first quarter of each fiscal year, we designate which of our executive officers are to participate in the Executive Bonus Plan for that year.  We then establish one or more objective performance goals for the participants and a formula to determine bonus payments based on the achievement of the articulated goal(s).  In no event may the bonus for any participant exceed 100% of the participant’s base salary.  Since the performance goals for 2012 were not met, no bonuses were paid to the named executive officers for 2012.  Details of the Executive Bonus Program for 2012 are set forth below under “Executive Officer Bonus Plan.”

Long-Term Incentive.  Long-term incentives are intended to motivate and retain executives and reward them based upon our long-term performance.  Our primary vehicle for providing these incentives is the grant of equity-based and other performance awards under our 2005 Employee Equity Incentive Plan, as amended (“2005 Plan”).  While other awards are authorized under the 2005 Plan, to date, the Compensation Committee has granted only stock options under the 2005 Plan.  The Compensation Committee believes stock options provide long-term incentives to executives while aligning their interests with those of the public stockholders, as the executive only benefits if the stock price increases after the date of grant and only by the amount of the increase. While the Compensation Committee subjectively determines the number of options to be granted, it generally considers the following in making its decisions:

•	the number of outstanding options in relation to the number of outstanding shares of our Common Stock to determine the dilutive effect of additional options,

•
the number of outstanding options that have an exercise price below the current market price (and the magnitude of the exercise price below the current market price) to determine the incentive being created by the outstanding options,

•	the position and level of responsibility of the executive officer and his or her recent performance, and

•	the number of shares owned and options outstanding for an individual executive officer to determine the incentive effect of further options.

Similar to other types of compensation, the Compensation Committee determines the grant of stock options to Messrs. Luksch and Pallé, and for all other named executive officers Mr. Luksch provides a list of proposed option grants, which the Compensation Committee reviews, makes appropriate adjustments and thereafter approves. In 2012, the Compensation Committee took into account that the exercise price of many of the outstanding options were significantly above the current stock price and options have been expiring out-of-the-money.  Accordingly, most of these past grants no longer provided significant incentives for our executives.  Also, the Compensation Committee believed new grants would create additional incentives for them during this critical time when we were integrating the acquisition of R.L. Drake, LLC.  Based upon the foregoing reasons and procedures, in May, 2012 the Compensation Committee granted the following stock options with an exercise price of $1.05 per share, a ten-year term and vesting in three equal installments on May 17, 2013, 2014 and 2015:

Name	No. of Shares
James A. Luksch	50,000 shares
Robert J. Pallé, Jr.	50,000 shares
Emily Nikoo	25,000 shares

Summary Executive Compensation

The following table summarizes the total compensation paid to or earned by our Chief Executive Officer and our next two highest compensated executive officers in 2012 (the “named executive officers”) for services rendered to us in all capacities for the fiscal years ended December 31, 2012 and 2011.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
James A. Luksch Chairman of the Board and Chief Executive Officer	2012 2011	$419,007 410,550	$ - -	$36,000 66,400	$70,119(3) 69,942(3)	$525,126 546,892
Robert J. Pallé, Jr. President, Chief Operating Officer and Secretary	2012 2011	328,015 321,300	- -	36,000 66,400	31,448(4) 27,293(4)	395,463 414,993
Emily M. Nikoo Executive Vice President	2012 2011	174,977 171,000	- -	18,000 33,200	12,985(5) 13,074(5)	205,962 217,274

(1)
For 2013, the base salaries payable to Messrs. Luksch and Pallé will remain at the same levels as in 2012.  Effective as of April 1, 2013, Ms. Nikoo’s base salary was increased to $220,000 per annum, in connection with a significant increase in the scope and nature of the responsibilities assigned to her as the Company’s Executive Vice President.

(2)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 1(o) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)
The amounts shown in the “All Other Compensation” column for Mr. Luksch include amounts credited for unfunded retirement benefits under his Deferred Compensation Plan as described below under “Compensation Arrangements,” personal use of a company car, and professional fees for tax return preparation.  These amounts also include our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Luksch, the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Luksch and the dollar value of the personal benefit portion of premiums paid by us with respect to a split-dollar life insurance arrangement with Mr. Luksch as described below under “Compensation Arrangements.”

(4)
The amounts shown in the “All Other Compensation” column for Mr. Pallé include personal use of a company car, professional fees for tax return preparation, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Pallé and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Pallé, including the supplemental life insurance for the benefit of Mr. Pallé as described below under “Compensation Arrangements.”

(5)
The amounts shown in the “All Other Compensation” column for Ms. Nikoo include personal use of a company car, our matching contribution to our 401(k) defined contribution plan for the benefit of Ms. Nikoo and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Ms. Nikoo.

Compensation  Arrangements.

Other than the Company’s standard employee severance policy applicable to all salaried employees, which entitles them, upon involuntary termination without cause, to one week of pay for each year of service, we have no employment, severance or change-of-control agreements with any of our named executive officers, each of whom is employed by us on an at-will basis.  Our executives serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement.

We maintain group term life insurance for our employees, including our executive officers, for which each participating employee designates his or her own beneficiary.  In March, 2011, our Board of Directors, upon the recommendation of the Compensation Committee, approved the purchase of a supplemental life insurance policy on the life of Mr. Pallé, our President. The supplemental life insurance is a ten-year level term policy with a death benefit of $400,000 payable to the beneficiary designated by Mr. Pallé.

In May 2010, our Board, upon the recommendation of the Compensation Committee, approved a split-dollar life insurance arrangement in connection with an insurance policy maintained on the life of Mr. Luksch, our Chief Executive Officer, which arrangement was amended in November 2010 (the “Split-Dollar Arrangement”).  Pursuant to the Split-Dollar Arrangement, Mr. Luksch is entitled to designate a beneficiary to receive a portion of the death proceeds payable under the policy upon his death.  Such portion was equal to $125,000 until January 30, 2011.  Thereafter, as an offset to the deferred compensation accruing for the benefit of Mr. Luksch as discussed below, the death benefit payable to Mr. Luksch’s beneficiary decreased on the last day of each calendar month by $6,666.67, until such time as such portion was reduced to $0.

In November 2010, our Board of Directors, upon the recommendation of the Compensation Committee, approved an unfunded Deferred Compensation Plan for Mr. Luksch, our Chief Executive Officer and Chairman of the Board (the “Deferred Compensation Plan”), which became effective on January 1, 2011.  Pursuant to the Deferred Compensation Plan, Mr. Luksch earns $3,333.33 per calendar month for each completed calendar month of employment with us, up to a maximum of $250,000.  No interest or other rate of return shall be paid on any deferred compensation amount.  The amount accrued under Mr. Luksch’s Deferred Compensation Plan during 2012 was $39,996.

Upon Mr. Luksch’s termination of employment for any reason other than for “Cause” (as defined in the Deferred Compensation Plan), beginning 6 months after the date of such termination, we will pay the accumulated deferred compensation in monthly installments equal to $20,000 per month, provided, however, that the first such monthly installment amount shall be equal to the lesser of $120,000 or the total amount accumulated under the Deferred Compensation Plan.  In the event of Mr. Luksch’s death after his termination of employment, all remaining monthly installment payments, if any, shall be paid to his designated beneficiary or estate.  If Mr. Luksch’s employment is terminated for Cause, all accumulated deferred compensation will be forfeited.

In the event of Mr. Luksch’s death prior to his termination of employment, we shall pay to Mr. Luksch’s designated beneficiary or estate an amount equal to 200% of the then accumulated deferred compensation, in monthly installments equal to $20,000 per month, beginning with the first month following the date of his death.

Executive Officer Bonus Plan.

As described above under “Summary of Compensation Objectives and 2012 Compensation,” we provide our executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan. The performance goals are expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures.  Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with our past performance (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.  Performance goals need not be uniform among participants, but they have been in recent years.

After our financial results for a fiscal year have been determined, the Compensation Committee will certify the level of performance goal attainment and the potential bonus payment for each participant.  The Compensation Committee has full authority to decrease the amount that would otherwise be payable to any participant for a fiscal year.

For the 2012 fiscal year, each of the named executed officers were participants under the Executive Bonus Plan.  The participants were entitled to share in a Bonus Pool (“Bonus Pool”) based upon a subjectively determined allocation, which took into account the relative compensation levels of the executives as well as other subjective factors related to overall job performance in 2011, such as the ease with which the executive could be replaced, whether further opportunities for advancement within Blonder existed for the executive, teamwork skills, perceived efforts, interpersonal relationships and overall job performance.  The Bonus Pool for 2012 was equal to the lesser of (i) the sum of the base salary of all participants in the aggregate, or (ii) the sum of (a) 10% of the first $1 million of our pre-tax income, plus (b) 15% of the next $1 million of our pre-tax income, plus (c) 20% of the next $1 million of our pre-tax income, plus (d) 25% of the next $1 million of our pre-tax income, plus (e) 20% of the next $1 million of our pre-tax income, plus (f) 10% of our pre-tax income in excess of $5 million, all as set forth on our audited financial statements (in all cases calculated before taking into account any accrual for such Bonus Pool).  Further, no bonus would be paid to any participant unless the Bonus Pool (calculated in the manner described above) equaled or exceeded $90,000.  Based upon our reported pre-tax income for 2012, no bonuses were paid to our named executive officers relating to such year.

Employee Benefit Plans.

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Employee Equity Incentive Plan (the “2005 Employee Plan”).  Our stockholders approved amendments to the 2005 Employee Plan in May, 2007 and May, 2010, in each case to increase the total number of shares subject to issuance under the 2005 Employee Plan.

The 2005 Employee Plan is administered by the Compensation Committee of the Board of Directors.  Under the 2005 Employee Plan, our executive officers and other key employees, as determined by the Compensation Committee, are eligible to receive equity-based awards from time to time as determined by the Compensation Committee.  A maximum of 1,600,000 shares may be awarded under the 2005 Employee Plan, and any shares subject to an award which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award.  Under the 2005 Employee Plan, our executive officers and other key employees may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”), stock awards at no cost to the executive officer or key employee (“Stock Awards”), which may be either restricted stock or unrestricted stock, or performance based awards to receive a number of shares of Common Stock if certain performance goals are met (“Performance Awards”).  Each grant of a Stock Option, SAR, Stock Award or Performance Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Compensation Committee, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant.  The 2005 Employee Plan does not preclude us from lowering the exercise price of options.  The 2005 Employee Plan expires on February 1, 2015.

On May 17, 2012, each of Messrs. Luksch and Pallé and Ms. Nikoo was granted a non-qualified option under the 2005 Employee Plan to purchase 50,000, 50,000 and 25,000 shares, respectively, of our Common Stock, at an exercise price of $1.05 per share (the fair market value on the date of grant).  The fair market value of our Common Stock is calculated by taking the average of the high and low selling prices as reported on NYSE MKT.  Provided the named executive officer is still employed by Blonder, these options vest in three equal installments on the first, second and third anniversary of the grant date and expire on May 16, 2022.

Each of Messrs. Luksch and Pallé and Ms. Nikoo who continues to hold their executive position as of the second business day following the release of our earnings for the first quarter of the 2013 fiscal year will be granted a non-qualified option under the 2005 Employee Plan to purchase 50,000, 50,000 and 25,000 shares, respectively, of our Common Stock.  The exercise price of these options will be the fair market value on the date of grant, calculated by taking the average of the high and low selling prices on such date as reported on NYSE MKT.  These options will vest in three equal installments on the first, second and third anniversary of the grant date and will expire on the 10th anniversary of the grant date.

Retirement Benefits.

Each of the named executive officers is eligible to participate in our 401(k) Savings and Investment Retirement Plan, which covers all full time employees and is qualified under Section 401(k) of the Internal Revenue Code.  Under this plan, we match 50% of each participating employee’s salary deferral up to a maximum match of 3% of eligible compensation.

Outstanding Equity Awards Table

The following table discloses for each named executive officer all shares of our Common Stock underlying unexercised options as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)		Option Expiration Date
James A. Luksch	45,000		-		$1.905		03/28/2016
	35,000		-		$1.98		04/03/2017
	15,000		-		$0.755		11/17/2018
	16,667	(2)	33,333	(2)	$1.925		03/23/2021
	-		50,000	(3)	$1.05		05/17/2022
Robert J. Pallé, Jr.	35,000		-		$1.905		03/28/2016
	25,000		-		$1.98		04/03/2017
	15,000		-		$0.8305	(4)	11/17/2013	(4)
	16,667	(2)	33,333	(2)	$1.925		03/23/2021
	-		50,000	(3)	$1.05		05/17/2022
Emily M. Nikoo	15,000		-		$3.84		03/29/2015
	35,000		-		$1.905		03/28/2016
	25,000		-		$1.98		04/03/2017
	10,000				$0.8305	(4)	11/17/2013	(4)
	8,334	(2)	16,666	(2)	$1.925		03/23/2021
	-		25,000	(3)	$1.05		05/17/2022

__________________
(1)	All option awards were made under the 1995 Long Term Incentive Plan, as amended, or the 2005 Employee Plan.
(2)	This option vests in three equal installments on March 23, 2012, 2013 and 2014, subject to continued employment with Blonder.
(3)	This option vests in three equal installments on May 17, 2013, 2014 and 2015, subject to continued employment with Blonder.
(4)
This option award was granted with a five-year term and an exercise price equal to 110% of the fair market value on the date of grant to be eligible as a qualified stock option.  The fair market value of our Common Stock is calculated by taking the average of the high and low selling prices as reported on NYSE MKT.

PROPOSAL NO. 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by recently effective rules under Section 14A of the Securities Exchange Act of 1934 (“Exchange Act”), our Board of Directors has authorized a non-binding advisory stockholder vote to approve the compensation of our named executive officers as reflected in the section herein titled “Executive Compensation,” which begins on page 13 hereof.  This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies.  This vote is not intended to address any specific item of the compensation program, but rather to address the overall approach to executive compensation at Blonder as disclosed in the Proxy Statement in accordance with the SEC’s rules.

We believe our compensation program aligns the executive officers’ compensation with Blonder’s short-term and long-term performance and provides the compensation and incentives needed to attract, motivate and retain key executives who are important to our success.

Stockholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement, including the “Summary of Compensation Objectives and 2012 Compensation” beginning on page 13 along with the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 16 through 19 of this Proxy Statement, which provide detailed information on the compensation of the Company’s named executive officers.  Our compensation program has been designed to promote a performance-based culture which aligns the interests of our named executive officers and other officers with the interests of our stockholders.  Our compensation program makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved.  This includes annual incentive cash compensation based on the achievement of specified performance objectives.  A substantial portion of our named executive officers’ compensation is also based on equity awards with long-term vesting requirements, which have been in the form of stock options in recent years.  These stock options create long-term incentives as the executive only benefits if our stock price appreciates over the long-term.

The historical payouts under our Executive Bonus Plan are evidence of the pay for performance structure of our compensation program.  For example, based on the improvement in operating results in fiscal 2010 as compared to fiscal 2009, bonuses were paid under the Executive Bonus Plan to the named executive officers upon the achievement of the pre-tax income objectives set under the Executive Bonus Plan.  In contrast, for fiscal 2011 and 2012, no bonuses were paid to the named executive officers under the Executive Bonus Plan due to the failure to meet the pre-tax income objectives that were set at the beginning of the fiscal year.

Other highlights of our compensation program during 2012 include the following:

•	None of the named executive officers have any employment agreements with us;

•
Other than our standard employee severance policy applicable to all salaried employees, we are not required to provide any severance, change of control or termination pay or benefits to any named executive officer, and they are not entitled to any tax gross-up payments in connection with any of our compensation programs;

•
Salaries for the named executive officers have been held relatively flat, such that the average annual increase in salaries over the past five completed fiscal years has been less than 1% for Messrs. Luksch and Palle and approximately 2% for Ms. Nikoo.

Accordingly, the Compensation Committee and the Board strongly support our compensation program and ask stockholders to vote on the following advisory resolution:

“Resolved, that the stockholders of Blonder Tongue Laboratories, Inc. hereby approve the compensation of Blonder’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation tables and related narrative disclosures.”

Because this stockholder vote is advisory, it will not be binding on the Compensation Committee and the Board of Directors.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote FOR the above advisory resolution approving the compensation of our named executive officers.  Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 3 - ADVISORY VOTE ON THE FREQUENCY

OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently effective rules under Section 14A of the Exchange Act, our Board of Directors is providing our stockholders with the opportunity to vote on whether future advisory votes on executive compensation, such as the one set forth in proposal 2 above, should occur every year (one year), every two years or every three years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for Blonder at this time and recommends that the stockholders vote for future advisory votes on executive compensation to occur every three years (or triennially).

Our Board believes that a triennial vote will give our stockholders the opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance.  As noted above in the Summary of Compensation Objectives and 2012 Compensation, long-term compensation is a key component of our compensation program and aligns the interests of our executives with our stockholders.  The Board intends that our compensation program be responsive to stockholders’ concerns, but is concerned that annual votes on the program could foster a short-term focus that may undermine some of our long-term incentives and distract management from its long-term goals.

In addition, a triennial approach provides regular input by stockholders, while allowing the Board adequate time to review and respond to stockholders’ views on executive compensation and to implement changes to compensation programs and policies as appropriate.  Lastly, holding a triennial vote will minimize the administrative, compliance and other corporate expenses associated with holding “say-on-pay” votes more frequently.

We appreciate that stockholders have varying views on the frequency of future advisory votes. While the vote is advisory and not binding on us, our Board will consider the voice of our stockholders as reflected in the voting results, along with other relevant factors, when considering the timing of future advisory votes on executive compensation.  Stockholders will be able to specify one of four choices for approval on their proxy cards: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation, but rather to indicate their own choice among these frequency options.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote for conducting future advisory votes on executive compensation every “THREE YEARS”.  Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

PROPOSAL NO. 4 – RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Marcum LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  Marcum LLP has been our independent registered public accounting firm since October 24, 2005.  We have been advised by Marcum LLP that neither it nor any member thereof has any financial interest, direct or indirect, in us or any of our subsidiaries, in any capacity.  One or more representatives of Marcum LLP is expected to be present at this year’s Annual Meeting of Stockholders with an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to that firm’s examination of our financial statements and records for the fiscal year ended December 31, 2012.

Although the submission of the appointment of Marcum LLP is not required by our By-Laws, the Board is submitting it to the stockholders to ascertain their views.  If the stockholders do not ratify the appointment, we will not be bound to seek other independent registered public accounting firm for 2012, but the selection of other independent registered public accounting firm will be considered in future years.

Audit and Other Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed by Marcum LLP for professional services rendered for the fiscal years ended December 31, 2012 and December 31, 2011.

Services Rendered	Fiscal 2012	Fiscal 2011
Audit Fees	$342,947	$229,559
Audit-Related Fees	32,000	32,000
Tax Fees	27,989	37,500
All Other Fees	-	-

Audit Fees

The audit fees for fiscal years 2012 and 2011 were billed or expected to be billed for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, consents to incorporate audited financial statements into registration statements related to our employee benefit plans, and assistance with earnings announcements on Form 8-K.  The increase in 2012 as compared to 2011 was primarily due to audit services related to our acquisition of substantially all of the assets of R.L. Drake, LLC in February, 2012.

Audit-Related Fees

The audit-related fees for fiscal years 2012 and 2011 consisted principally of audits of our pension and 401(k) plans.

Tax Fees

Tax fees for fiscal years 2012 and 2011 consisted principally of preparing our U.S. federal and state income tax returns.

Our Audit Committee has reviewed the non-audit services currently provided by our independent registered public accounting firm and has considered whether the provision of such services is compatible with maintaining the independence of such independent registered public accounting firm.  Based on such review and consideration, the Audit Committee has determined that the provision of such non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

Our Audit Committee has implemented pre-approval policies and procedures for the engagement of our independent registered public accounting firm for both audit and permissible non-audit services.  Under these policies and procedures, all services provided by the independent registered public accounting firm must either (i) be approved by our Audit Committee prior to the commencement of the services, (ii) relate to assisting us with tax audits and appeals before a taxing authority or be services associated with periodic reports or registration statements filed by us with the SEC, all of which services are pre-approved by our Audit Committee, or (iii) be a de minimis non-audit service (as described in Rule 2-01(c)(7)(i)(C) of Regulation S-X) that does not have to be pre-approved as long as management promptly notifies our Audit Committee of such service and our Audit Committee approves it prior to the service being completed.  Within these parameters, our Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plans to be performed by the independent registered public accounting firm for the next fiscal year.  Our Audit Committee also delegates pre-approval authority for permissible non-audit services to the Audit Committee’s Chairman.  Any approvals of non-audit services made by our Audit Committee’s Chairman are then reported by him at the next Audit Committee meeting.  All of the services provided by our independent registered public accounting firm during fiscal year 2012 were approved in accordance with our pre-approval policies and procedures.  None of the services were approved pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2013 fiscal year.  Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Chief Executive Officer’s son-in-law, Nezam Nikoo, is our Vice President–Digital Technologies.  Mr. Nikoo’s spouse is Emily Nikoo, our Executive Vice President.  Mr. Nikoo’s annual salary (including bonus) in 2012 and 2011 was $168,368 and $164,500, respectively.  In addition, in 2012 and 2011, respectively, Mr. Nikoo also received (i) option awards reflecting an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of $18,000 and $33,200, and (ii) other compensation comprised of personal use of a company car, matching contributions to our 401 (k) defined contribution plan and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Nikoo in the aggregate amount of $14,383 and $12,875.  In addition, if Mr. Nikoo continues to hold his executive position as of the second business day following the release of our earnings for the first quarter of the 2013 fiscal year, he will be granted a non-qualified option under the 2005 Employee Plan to purchase 25,000 shares of our Common Stock.  The exercise price of these options will be the fair market value on the date of grant, calculated by taking the average of the high and low selling prices on such date as reported on NYSE MKT.  These options will vest in three equal installments on the first, second and third anniversary of the grant date and will expire on the 10th anniversary of the grant date.

One of our Directors, Gary P. Scharmett, is a partner at the law firm of Stradley, Ronon, Stevens & Young, LLP, which serves as our outside counsel.  During the 2012 and 2011 fiscal years, we paid fees for legal services to this firm in the aggregate amount of $638,000 and $317,000, respectively.  Mr. Scharmett’s interest in this relationship arises from his minority ownership interest as a partner at this firm.  In management's opinion, the terms of such services were substantially equivalent to those which would have been obtained from unaffiliated parties.

As of March 28, 2013, James A. Luksch, our Chief Executive Officer and a Director, was indebted to us in the amount of $121,864, for which we have charged no interest.  This indebtedness arose from a series of cash advances made to Mr. Luksch, the latest of which was advanced in February, 2002.  The largest aggregate amount of indebtedness during both the 2012 and 2011 fiscal years was $136,214.  This debt was being repaid at the rate of approximately $1,000 per month, all of which represented principal payments on the indebtedness, until November 2008 when Mr. Luksch and his spouse filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.  Mr. Luksch’s interest in the Bankruptcy petition in connection with this indebtedness was adverse to us.  Under Mr. Luksch’s plan of reorganization, we will receive a pro-rata share, with all other unsecured creditors, of the excess, if any, of Mr. Luksch’s disposable income after the payment of all administrative claims and other expenses.  Mr. Luksch paid $6,500 of principal during each of the 2012 and 2011 fiscal years, respectively.

On December 6, 2007, we entered into an agreement (the “Buffalo City Contract”) to provide manufacturing, research and development and product support to Buffalo City Center Leasing, LLC (“Buffalo City”) for an electronic on-board recorder known as RouteTracker™, that Buffalo City was producing for Turnpike Global Technologies, LLC (which was purchased in 2010 by, and operates as a division of, XATA Corporation).  Under the Buffalo City Contract, Buffalo City agreed to purchase from us a minimum quantity of 25,000 units over a period of three (3) years, for a total purchase of approximately $4,000,000.  The agreement with Buffalo City expired by its terms in the first quarter of 2011, however, Buffalo City continued purchasing such product from the Company through July, 2011 on the same terms and conditions.  In the second quarter of 2011, we entered into a new agreement directly with XATA Corporation (the “XATA Agreement”), which sets forth the terms and conditions of purchases by XATA of the next generation of the product.  The XATA Agreement also permits XATA to obtain financing from approved third party lenders to finance its purchases from the Company.  In November 2011, the Company and Buffalo City entered into a letter agreement (the “Buffalo City Agreement”) to memorialize the agreement by which we approved Buffalo City to act as an approved third party lender to XATA and permitted Buffalo City (in this capacity) to purchase products from us on open account with a credit limit of $1,000,000, the terms for payment of which were net 110-days after shipment.  Under the terms of the XATA Agreement, the obligations of Buffalo City to us were guaranteed by XATA.  During the first quarter of 2012, Buffalo City advised us that Buffalo City would no longer be financing products as an approved third-party lender for XATA.  As such, effective as of February 10, 2012, we and Buffalo City terminated Buffalo City’s status as an approved lender under the Buffalo City Agreement.  All amounts due from Buffalo City to us have been paid in full.  One of our Directors, James F. Williams, is a director, managing member and vice president of Buffalo City.  Additionally, Mr. Williams may be deemed to control the entity which owns fifty percent (50%) of the membership interests of Buffalo City.  We have received $7,508,000 in cumulative revenue from Buffalo City in connection with these arrangements.  We received zero and $2,968,000 and in revenue from Buffalo City in 2012 and 2011, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own more than ten percent of our Common Stock, to file with the SEC and the NYSE MKT, initial reports of ownership and reports of changes in ownership of Common Stock and our other equity securities.  Officers, Directors and greater than ten percent stockholders (collectively, “Reporting Persons”) are additionally required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no reports were required with respect to fiscal year 2012, we believe that all Section 16(a) filing requirements applicable to Reporting Persons were complied with on a timely basis during 2012.

STOCKHOLDER PROPOSALS

Director Nominations at the Annual Meeting

Our By-laws require advanced notice of any stockholder proposal for nomination for the election of a Director.  Notice of any such stockholder proposal must be received by our Corporate Secretary at One Jake Brown Road, Old Bridge, New Jersey 08857 not less than sixty (60) days prior to the date of the scheduled annual meeting, regardless of any postponement, deferrals or adjournments of that meeting to a later date, however, if less than seventy (70) days’ notice of the date of the scheduled annual meeting is given, then to be timely, such notice must be received not later than the close of business on the tenth (10th) day following the earlier of the date notice of the scheduled annual meeting was mailed or the date of public disclosure of the annual meeting date.  Accordingly, any stockholder who wished to have a Director nomination considered at the 2013 Annual Meeting must have delivered notice to the Secretary no later than the close of business on March 24, 2013.  Any proposal received after that date is considered untimely.

Stockholder Proposals for Inclusion in 2014 Proxy Statement

The date by which we must receive stockholder proposals intended to be included in our Proxy Statement for presentation at the 2014 Annual Meeting of Stockholders is December 25, 2013, to be eligible for inclusion in such Proxy Statement.  Stockholder proposals must comply with all of the applicable rules and requirements set forth in the rules and regulations of the SEC, including Rule 14a-8 of the Securities Exchange Act of 1934, as amended.  Stockholder proposals should be sent to our Chief Financial Officer at One Jake Brown Road, Old Bridge, New Jersey 08857.

Stockholder Proposals for Presentation at the 2014 Annual Meeting

Other than a proposal for nomination for the election of a Director which is subject to the advance notice requirements described above, if notice of a stockholder proposal intended to be presented at the 2014 Annual Meeting of Stockholders is not received by us on or before March 9, 2014 (whether or not the stockholder wishes the proposal to be included in the proxy statement for such annual meeting), we (through management proxy holders) may exercise discretionary voting authority on such proposal when and if the proposal is raised at the annual meeting without any reference to the matter in the Proxy Statement.

ANNUAL REPORT ON FORM 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012 ACCOMPANIES THIS PROXY STATEMENT.  WE WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO OUR FURNISHING SUCH EXHIBIT(S).  REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO OUR CHIEF FINANCIAL OFFICER AT OUR PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE OF THIS PROXY STATEMENT.

By Order of the Board of Directors

James A. Luksch
Chairman of the Board and
Chief Executive Officer
Date:  April 23, 2013
Old Bridge, New Jersey

ANNUAL MEETING OF STOCKHOLDERS OF

BLONDER TONGUE LABORATORIES, INC.

May 23, 2013

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 23, 2013
The proxy statement and annual report to shareholders are available at:
 http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07796

Please date, sign and mail
your Proxy Card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■  20230403000000000000  6         052313

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 4 AND IN FAVOR OF "THREE YEARS" FOR PROPOSAL 3.
  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.   PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

1.    Election of two Class III Directors to hold office
       until the 2016 Annual Meeting of Stockholders
       and until qualified successor directors have
       been elected or until their resignation or removal.

             NOMINEES:

☐ FOR ALL NOMINEES          m    Charles E. Deitz
               m James F. Williams

 ☐ WITHHOLD AUTHORITY
          FOR ALL NOMINEES

     ☐ FOR ALL EXCEPT
(See Instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT”  and fill in the circle next to each nominee you wish to withhold as shown here: ●

                                                                                                                                 FOR       AGAINST    ABSTAIN
2.     Advisory vote to approve executive compensation.                            ❒    ❒    ❒

                                                                                                                 Three    Two     One
                                                                                                                  Years   Years    Year   ABSTAIN
3.     Advisory vote on the frequency of future advisory                ❒  ❒  ❒            ❒
            votes on executive compensation.
                                                                                                                             FOR       AGAINST    ABSTAIN
4.     Proposal to ratify the appointment of Marcum LLP as the               ❒    ❒    ❒
    independent registered public accountaing firm for the fiscal year ending December 31, 2013.

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting and at any postponements or adjournments thereof.

This Proxy when properly executed will be voted in the manner directed by the stockholder.  If no direction is made on this Proxy Card, this Proxy will be voted FOR the election of all nominees to serve as Class III Directors, FOR proposals 2 and 4 and in favor of THREE YEARS for proposal 3.  On all other matters which may properly come before the meeting, the shares represented by this Proxy will be voted by the Proxies in accordance with the instructions of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account my not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

☐       ■

BLONDER TONGUE LABORATORIES, INC. One Jake Brown Road Old Bridge, NJ 08857 PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS MAY 23, 2013 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Undersigned hereby appoints James A. Luksch and Robert J. Pallé, Jr., and either of them (with full power to act alone), as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on this Proxy Card, all shares of Common Stock of Blonder Tongue Laboratories, Inc. (the “Company”) held of record by the undersigned on the record date of March 28, 2013, at the Annual Meeting of Stockholders to be held on May 23, 2013 and at any postponements or adjournments thereof, all as in accordance with the Notice of Annual Meeting of Stockholders and Proxy Statement furnished with this Proxy.

(Continued and to be signed on the reverse side)

■

  14475    ■